ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated August 16, 2011

Three reasons to consider investing in commodities

Portfolio diversification: The historically low correlation between commodities and more traditional asset classes like equities and bonds provides diversification, which in turn helps mitigate volatility within a portfolio.

Potential inflation hedge: Commodities, unlike stocks and bonds, are an asset class uniquely poised to benefit from rising inflation: as the prices of essential goods and services increases, the prices of commodities are expected to increase as well.

Emerging markets exposure: As the world’s emerging markets continue to develop, the demand for commodities is expected to increase. The ETRACS suite of commodity ETNs provides investors with indirect exposure to developing economies.

Rather than investing directly, investors can increase their exposure to commodities and potentially lower their portfolio risk with ETRACS commodity ETNs (Exchange Traded Notes).

More information

www.etracs.com

Questions? Contact us

Tel: +1-800-ETRACS-5

etracs@ubs.com

Name	Ticker Symbol

CMCI TR	UCI

CMCI Agriculture TR	UAG

CMCI Energy TR	UBN

CMCI Food TR	FUD

CMCI Gold TR	UBG

CMCI Industrial Metals TR	UBM

CMCI Livestock TR	UBC

CMCI Long Platinum TR	PTM

CMCI Short Platinum ER	PTD

CMCI Silver TR	USV

DJ-UBS Commodity Index TR	DJCI

All the above ETNs are traded on the NYSE Arca exchange

The CMCI technology embedded in ten of the eleven above ETNs makes these the first series of commodity ETNs to diversify across both commodities and futures maturities, leading to historically lower volatility than products linked to traditional commodity indices.

Increasing your exposure to the commodities market has never been easier with the ETRACS suite of commodity exchange-traded notes.

To find out more, click on the links above or email ETRACS with your questions.

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs.

www.etracs.com

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. “Dow Jones”, “DJ-UBS Commodity Index” and “DJ-UBSCISM” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

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